                                                                   EXHIBIT 10.32

                              CONSULTING AGREEMENT


        THIS AGREEMENT is entered into between APACHE CORPORATION ("Apache"), a Delaware corporation and Bijan Mossavar-Rahmani ("BM-R") effective March 15, 1994.

                                    RECITALS

        Since January 1, 1988, BM-R has served Apache with diligence and integrity as an officer and employee.

        Apache and BM-R wish to provide for the termination of BM-R's tenure as an officer and employee of Apache.

        Apache wishes to provide for continued service by BM-R as a consultant to Apache.

        Apache and BM-R wish to establish standards of confidentiality and conduct between them.

        Apache and BM-R wish to fully and finally settle all other rights, matters and claims that may exist between them.


                                   AGREEMENT

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Apache and BM-R agree as follows:

        1. Resignation. Effective 6 P.M. Central Standard Time, March 15, 1994, BM-R's employment with Apache shall terminate and, as a result, BM-R resigns all positions as director, officer and committee member of Apache, its subsidiaries and affiliated companies except as set out in this agreement. To facilitate the intent of this agreement, BM-R shall be entitled to use the title President of Apache International, Inc. but shall have no management responsibilities or authority subsequent to the effective date of this agreement. BM-R shall also retain his position as a director of Compagnie des Energies Nouvelles de Cote d'Ivoire and as president of Apache Cote d'Ivoire, Inc.

        2. Consulting. Apache engages BM-R to render consulting services to Apache and its subsidiaries for the period commencing March 16, 1994 and continuing through September 16, 1995 ("consulting period"). This period may be extended by agreement of both parties in writing.

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


        3. Services. During the consulting period, BM-R shall perform such consulting services as are reasonably requested by the Chief Operating Officer of Apache ("the COO"). BM-R shall not be required to maintain any office hours. BM-R shall provide consulting services in an attempt to commercialize Apache International, Inc.'s Australian gas via export and to continue to represent Apache International, Inc. in negotiations towards realization of the Foxtrot project in Cote d'Ivoire. In carrying out his duties hereunder, BM-R shall not enter into any new binding commitment on behalf of Apache International, Inc. that is substantial or financially material without the prior written consent of the COO. The parties anticipate that BM-R's performance of requested services hereunder will consume no more than half of his available working time in any given month. Apache will provide office support services to BM-R in its Houston headquarters.

        4. Other Activities.   BM-R shall be free to accept employment with any
organization and to engage in any business enterprise on his own behalf during the consulting period or thereafter, whether or not the organization or enterprise competes with Apache, so long as BM-R complies with Section 2, 3, 5, and 6 of this agreement. If BM-R desires to accept employment with or provide services to another organization, and if that employment creates a conflict of interest with the services to be provided by BM-R in Section 3 or with any ongoing fiduciary obligations to Apache, then BM-R shall promptly inform the COO of that opportunity and obtain consent of the COO before accepting conflicting employment, which consent will not be unreasonably withheld. Nothing contained in this agreement shall be construed to prohibit BM-R from practicing his profession in the future so long as BM-R honors the continuing obligations of this agreement.

        5. Goodwill. During the period of this agreement, BM-R shall generally foster, maintain and promote the reputation and image of Apache, its subsidiaries and affiliates. Apache shall generally foster, maintain and promote the reputation and image of BM-R. Apache shall not hinder or discourage the future employment of BM-R.

        6. Confidentiality. In addition to his fiduciary responsibilities and his responsibilities as an officer not to disclose certain information of or relating to Apache, BM-R shall not disclose information of a nonpublic nature relating to Apache's business or the business of Apache's subsidiaries and affiliates. Notwithstanding the foregoing, BM-R shall be permitted to disclose such nonpublic information relating to Apache as is in good faith necessary to allow BM-R to effectively provide the services called for in Section 3 above. In cases where it is reasonable and appropriate, BM-R shall first obtain consent to a confidentiality agreement prepared by the General Counsel of Apache from parties requesting nonpublic information from or relating to Apache. Nothing in this confidentiality provision shall be construed to prohibit BM-R from investing or participating in his individual capacity in, or from assisting or advising other clients interested in pursuing, such deals, projects, prospects or business opportunities that Apache, its subsidiaries and affiliates have abandoned, rejected, sold, or have no continuing commitment, obligation, financial or property interest, whether currently vested or contingent.





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        7. Monthly Payment.  On or before the 16th day of each calendar month during the consulting period commencing March 1994, BM-R shall invoice Apache for services in the amount of $13,333.33 and Apache shall pay BM-R the invoiced amount on or before the first day of the next calendar month. The invoiced amount shall continue to be paid without regard to BM-R's employment by another organization in accordance with Section 4 above, his participation in a partnership, or his engagement in business for his own account. Failure or tardiness by BM-R in invoicing Apache shall not waive or release BM-R's right to payment, but amounts invoiced more than 5 business days late by BM-R shall not be due until 10 business days after invoice. BM-R may invoice Apache for the initial monthly payment prior to inception of the consulting period.

        8. Expense Reimbursement. Subject to Apache's travel policies governing its executives, Apache shall promptly, but in no event more than 30 days after invoicing, reimburse BM-R for all travel, airline, room, entertainment, meals, beverages, car rental, communications and other out-of-pocket expenses incurred by BM-R in the course of performing his consulting obligations under this agreement, provided that the general purpose for such consulting expenses is approved in advance by Apache and when reasonable and practical, airline ticketing and hotel accommodations are arranged for through Apache's travel department. In the event BM-R incurs travel expenses for another client while traveling for Apache, Apache shall pay only its proportionate share of the expenses incurred based on a formula agreed upon in advance by BM-R and Apache.

        9. Benefits. During the consulting period (including any period of disability or following death), Apache shall:

        o a) provide medical, dental and vision benefits to BM-R and his spouse and dependents to the same extent, and subject to the same premium co-payments, as are extended to Apache executives;

        o   b)  provide life insurance and disability benefits
            (including supplemental group life insurance) to BM-R to the same extent as extended to Apache executives;

        o c) provide SOS, Control Risk (including kidnapping and political risk protection coverage) and supplemental travel insurance normally provided to Apache executives; and

        o d) maintain coverage of BM-R under Apache's director and officer liability insurance for activities undertaken by BM-R pursuant to this agreement.

        In addition to terminating at the conclusion of the consulting period, the foregoing benefits shall terminate to the extent that comparable replacement benefits are offered by an employer with which BM-R accepts employment. Apache shall not impair the cash value of any life insurance currently maintained by Apache for BM-R, and that cash value shall remain the





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property of BM-R.  Apache shall cause its employees, insurance carriers and agents to cooperate fully with BM-R in managing and maintaining BM-R's insurance coverage, in responding to BM-R's insurance claims and in responding to BM-R's inquiries concerning insurance coverages. Eligibility of BM-R for continuation of coverage under COBRA shall not commence until the termination of this agreement.

        10. Plan Balances. Upon his request, Apache shall cooperate in the prompt rollover of BM-R's 401(k) account balances to an IRA account or other account designated by BM-R. Apache shall disburse to BM-R, or direct the disbursement to BM-R of, the balance in BM-R's Non-qualified Retirement Plan account pursuant to the terms of the Non-qualified Retirement Plan.

        11. Apache International, Inc. Participant Stock. Apache and BM-R acknowledge that BM-R has certain rights pursuant to the Apache International, Inc. Common Stock Award Plan ("the Plan"). BM-R and Apache agree that the plan is modified as set forth in this agreement. If both parties agree on price and other terms, appraisal and purchase of BM-R's rights pursuant to the plan shall occur on September 16, 1995, or on such other date and on such other terms as to which Apache and BM-R may hereafter agree. If no appraisal and purchase can be mutually agreed to at the end of the consulting period or such later date as agreed to by Apache and BM-R, or if BM-R dies prior to appraisal and purchase of BM-R's rights, BM-R's Apache International, Inc. Participant Stock will be converted to an economic interest in all Apache International, Inc. properties existing as of December 31, 1993, taking into account only such liabilities as are incurred in connection with the exploration and exploitation of these properties (a listing of which is attached hereto as "exhibit A" and incorporated herein by reference), reflecting the same benefits, obligations, and terms of the Plan as modified by this agreement, subject to the following:
If Apache directly or through its participation in a joint venture signs a letter of intent to supply gas from any Apache International, Inc. Australian property to an existing or prospective LNG project, then the value of BM-R's Apache International, Inc. Participant Stock (or converted economic interest) shall be adjusted by reducing intercompany payables due to Apache by Apache International, Inc. by $25,000,000 in a manner that is tax-neutral to BM-R. Apache shall provide BM-R with semiannual balance sheets, operating reports and income statements for Apache International, Inc. and its subsidiaries that reflect the activities and value of Apache International, Inc. and its subsidiaries. Exhibit B provides a schedule of intercompany payables due to Apache by Apache International, Inc. as of December 31, 1993. Future intercompany payables due to Apache by Apache International, Inc. will be adjusted to reflect only direct overheads allocable to Apache International, Inc. properties existing as of December 31, 1993, excluding any allocation of general and administrative Apache corporate overhead charges.

        In the event that BM-R's Apache International, Inc. Participant Stock is converted to an economic interest, the economic interest shall be freely assignable except that BM-R or his heirs must first offer to sell the economic interest to Apache, provided, however, that if Apache and BM-R or his heirs are unable to agree upon the price and other terms of such sale, BM-R or his heirs shall be free to sell such economic interest to a third party at any price and other terms, notwithstanding this provision.





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        12.  Consulting Payment.  On March 16, 1994, Apache shall pay BM-R
$565,833 as a nonrefundable consulting payment. Apache shall pay BM-R $5,842.40 for any accrued but unused vacation on March 16, 1994.

        13. Relocation. Apache agrees to provide interm storage and move, at Apache's expense, BM-R's personal goods to any reasonable destinations in the 48 contiguous United States. To receive this benefit, BM-R must contact the Apache purchasing department.

        14. Office Furniture. BM-R shall be permitted to keep his office furniture.

        15. Credit Cards. While providing services pursuant to this agreement BM-R shall be permitted to retain and use his corporate AT&T calling card.
This card must be returned to the company immediately upon the termination of this agreement.

        16. Independent Contractor and Taxes. BM-R acknowledges that his engagement under this agreement is as an independent contractor and not as an employee of Apache or its subsidiaries or affiliates. Accordingly, BM-R will be responsible for the payment of all income tax and other taxes on cash amounts payable to BM-R, and Apache will not withhold any amounts from payments made under this agreement. If the Internal Revenue Service makes a final determination that Apache should have withheld federal income taxes and/or BM-R's share of FICA taxes from such payments, BM-R will reimburse Apache for any monies paid by Apache to the U.S. Government in compliance with such determination, except for payments of interest or penalties or Apache's share of FICA taxes.

        17. Releases. (a) BM-R releases Apache and each of its subsidiaries and affiliates ("the Company"), from any and all rights or claims, known or unknown, arising in any way out of BM-R's employment or the termination thereof, regardless of whether such right or claim is based on any alleged negligent or intentional act or omission. BM-R agrees that he will not institute any charge, complaint, or litigation against the Company based on such released rights and/or claims. The foregoing release includes without limitation any rights and claims under federal, state, or local laws, including but not limited to the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act, and the common law of the states of Texas, Colorado, and any other jurisdiction.

        (b) The Company releases BM-R from any and all rights or claims, known or unknown, arising in any way out of BM-R's employment or the acts or omissions of BM-R that occurred during the term of BM-R's employment or the termination thereof, regardless of whether such right or claim is based on any alleged negligent or intentional act or omission. The Company agrees that it will not institute any charge, complaint, or litigation against BM-R based on such released rights and/or claims. The Company indemnifies and holds harmless, and agrees to indemnify and hold harmless, BM-R against any liability or expense, including attorneys' fees and costs, incurred by BM-R in evaluating, defending, compromising, settling, or satisfying any claim, except claims for breach of this agreement.





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        (c)  Notwithstanding the releases and indemnities contained in Section
17(b), Apache shall not be obligated to release or indemnify BM-R for any actions undertaken by BM-R during his employment without the knowledge of the Company that a court of competent jurisdiction determines to have been violative of applicable criminal laws, including the criminal provisions of the U.S. Foreign Corrupt Practices Act of 1977.

        NOTWITHSTANDING the foregoing, the releases contained herein shall not apply to any rights BM-R shall have under:

        o  a) Apache's 401(k) Plan and Non-qualified Retirement Plan;

        o  b) this agreement;

        o  c) COBRA to receive continued medical benefits; or

        o d) the Apache International, Inc. Common Stock Award Plan as modified by this agreement.

        18. Non-Assignability. Neither this agreement nor any right or interest herein may be assigned or transferred by Apache or BM-R without the other's written consent, except as to:

        o  a) the rights of BM-R's estate, heirs
           and devises to certain benefits under this agreement;

        o b) the sale of all or substantially all of Apache's assets, or the merger or combination of Apache with another organization, if the asset purchaser or surviving organization assumes the full performance of Apache's obligations under this agreement, but Apache shall not be relieved of its obligations under this agreement by that assumption.

        o c) BM-R may assign this contract to a corporation controlled by BM-R so long as BM-R personally provides services required by this agreement.

        19. No Attachment Except as Required by Law. Except for economic interests in Apache International, Inc. properties described in Section 11 of this agreement, BM-R's right to receive payment under this agreement shall not be subject to anticipation, commutation, alienation, sale, encumbrance, pledge, hypothecation, execution, attachment, levy, offset, deduction, set off, condition, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null and void.

        20. Binding Effect. This agreement shall bind and inure to the benefit of BM-R, Apache and its subsidiaries and affiliates and their authorized successors and assigns.





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        21.   Amendment, Modification, Waiver.  This agreement shall not be amended or modified except by an instrument in writing signed by the parties hereto. No term of this agreement shall be deemed to have been waived, nor shall there be an estoppel against enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel. No person or organization, including those within the definition of company, not a party to this agreement or permitted successor to a party to this agreement, shall be a third party beneficiary of this agreement or entitled to enforce its terms. BM-R acknowledges that he has had at least 21 days to consider this agreement and has had legal advice with respect thereto or has conscientiously determined not to consult with an attorney.

        22. Arbitration. In the event of any dispute between Apache and BM-R arising under or relating to this agreement, the aggrieved party's sole and exclusive remedy shall be to demand the arbitration of such dispute pursuant to the Commercial Arbitration Rules of the American Arbitration Association. All claims, disputes, or other matters arising out of or relating to this agreement shall be decided by a single arbitrator selected in accordance with such Commercial Arbitration rules of the American Arbitration Association. The cost of arbitration shall be borne equally by Apache and BM-R unless the arbitrator determines that equity and fairness require that such costs be allocated in some other way. The opinion and award of the arbitrator shall be made in writing and shall be final and binding upon all parties. The arbitrator shall have full authority to decide the issue(s) in dispute but shall have no authority to amend, alter, modify, add to or subtract from the provisions of this agreement. As to matters of business judgment, the arbitrator shall not have the power or right to substitute his judgment for that of Apache or BM-R so long as the party whose action is in question has not violated the express terms of this agreement.

        23.  No Other Benefits.   Except as provided in this agreement, BM-R
shall not be entitled to any pension, profit-sharing, bonus, disability, life insurance or similar plan or program of Apache, whether now existing or hereafter adopted for the benefit of Apache's employees or consultants. This section shall not impair the rights of BM-R described in Section 9 of this agreement.

        24. Headings and Meanings. The headings of sections in this agreement are for convenience only, and should not be considered in construing or interpreting this agreement.

        25. Governing Law. This agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any arbitrator shall be bound to apply Texas law.

        26. Notices. Any notice contemplated or permitted by this agreement shall be delivered as follows: to Apache or the company: William J. Johnson, Chief Operating Officer, Apache Corporation, 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056. The above addresses for notice may be changed by written notice from the changing party to the other party.





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        27.   Revocation.  BM-R may rescind this agreement by written notice to
Apache delivered on or before 5 P.M. on the 7th day after its execution by Apache and BM-R and delivery to BM-R. If no such notice of recision is timely received by Apache, the effective time of this agreement shall be as stated above. Upon recision of this agreement BM-R shall repay to Apache all sums paid pursuant to this agreement except salary for services rendered by BM-R prior to the effective time.




                                CONSULTANT



   March 11, 1994               /s/ B.  Mossavar-Rahmani
____________________             _________________________________
       Date                         Bijan Mossavar-Rahmani




                                APACHE CORPORATION



    3/11/94                     /s/ William J. Johnson
____________________            _________________________________
      Date                          William J. Johnson
                                    President and Chief Operating Officer





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                                   EXHIBIT A


                           APACHE INTERNATIONAL, INC.

                         ASSETS AS OF DECEMBER 31, 1993


CONTRACT RIGHTS

                PROPERTY                          INTEREST                        SUBSIDIARY
                --------                          --------                        ----------
Padang Panjang Block Onshore Sumatra,              90% *                     Apache Oil Sumatra, Inc.
Indonesia (2,219,946 gross acres)

Java Sea Block IV Offshore Indonesia            43.48%                       Apache Oil Java Sea, Inc.
(2,178,162 gross acres)

Qarun Block, Western Desert Egypt                  50%                       Apache Oil Egypt, Inc.
(1,927,380 gross acres)

Angola Offshore Block 6                           2.5% *                     Apache International, Inc.
(1,217,739 gross acres)

Congo Marine III Block                             20% **                    Apache Oil Congo, Inc.
(236,228 gross acres)

Australia:  Producing Area TL-2                11.834%                       Apache Oil Australia Pty Ltd.
(98,570 gross acres)

  Australia Exploration Permits
  -----------------------------

  WA-237 (3,580,000 gross acres)                   50%                       Apache Oil Australia Pty Ltd.

  WA-214 (330,000 gross acres)                  14.76%                       Apache Oil Australia Pty Ltd.

  TP-7 (308,220 gross acres)                    14.76%                       Apache Oil Australia Pty Ltd.

  EP-365 (19,650 gross acres)                   14.76%                       Apache Oil Australia Pty Ltd.

  WA-149-P (R-1) (198,670 gross acres)          14.76%                       Apache Oil Australia Pty Ltd.

Cote d'Ivoire - Stock Ownership in                 15%                       Apache Cote d'Ivoire, Inc.
Compagnie des Energies Nouvelles de Cote
d'Ivoire (CENCI) which holds certain
unperfected rights in Foxtrot Field, Offshore

Angola, Cameroon, Congo, Gabon, Namibia,                                     Apache International, Inc.
Trinidad-Tobago, Aruba, Ecuador, Vietnam.
Right to participate with Citizens Energy in
future ventures.

- ------------------
*    Option to participate on commerciality
**   Paying interest, revenue interest will be less

                                   EXHIBIT B

                           APACHE INTERNATIONAL, INC.

             ANALYSIS OF INTERCOMPANY BALANCE AT DECEMBER 31, 1993


Balance in the intercompany account
at 12/31/93 (per audited financial statements)                                     $56,120,035

LESS:            Corporate overhead charged to
                 Apache International for the years ended:

                          1988                         $     738,883
                          1989                               574,602
                          1990                             1,102,579
                          1991                             2,127,666
                          1992                               851,947
                          1993                             2,033,487
                                                                                     7,429,164

LESS:            Direct Argentina costs                                              2,100,494
                                                                                     ---------

Net balance to recover at 12/31/93                                                 $46,590,377